UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2013

ADVANCED CELL TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2013, Advanced Cell Technology, Inc. issued a press release announcing that it has named Edward Myles as its Chief Financial Officer and Executive Vice President of Corporate Development, effective June 12, 2013.

Mr. Myles, age 41, comes to us from PrimeraDx, a privately-held molecular diagnostics company, where he served since 2008 as PrimeraDx’s Chief Financial Officer and Vice President of Operations. Prior to joining PrimeraDx, Mr. Myles was the Chief Financial Officer and Senior Vice President of Pressure BioSciences, a Nasdaq-listed, life science tools company from 2006 until 2008. Earlier in his career, Mr. Myles held financial positions with EMD Pharmaceuticals (a subsidiary of Merck KGaA), SG Cowen Securities Corporation, Boston Biomedica and PriceWaterhouseCoopers. Mr. Myles received a master’s degree in business administration, with an emphasis on strategy and corporate finance, from Washington University in St. Louis and a bachelor’s degree in business administration from the University of Hartford. Mr. Myles became a CPA in 1996.

In connection with Mr. Myles’ appointment, we entered into an employment agreement with Mr. Myles dated May 20, 2013. A copy of the employment agreement is attached hereto as Exhibit 10.1. The initial term of the employment agreement expires on December 31, 2015 and will automatically renew for successive one year terms unless either we or Mr. Myles provides notice 60 days prior to the renewal that the employment agreement will not be renewed. Pursuant to the employment agreement, Mr. Myles will receive an annual base salary of $330,000, which shall be increased by an amount determined by the board of directors of at least 3% at the beginning of each calendar year. We agreed to pay Mr. Myles a signing bonus of $20,000 within ten days following the execution of the employment agreement. Mr. Myles will be eligible to receive an annual cash incentive bonus with a target amount equal to 35% of his annual base salary. The actual amount of the performance bonus will be determined by our board of directors based on performance objectives established by the board directors after consultation with Mr. Myles, and may be more or less than the target amount. In addition, Mr. Myles will also receive a non-qualified option to purchase 14,000,000 shares of our common stock under the Advanced Cell Technology, Inc. 2005 Stock Option Plan. 4,666,667 of the shares subject to the option will vest on December 31, 2013 and the remaining shares will vest in four equal semi-annual installments on June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015, subject to continuing service.

If Mr. Myles’ employment is terminated by us without cause or by Mr. Myles for good reason, then Mr. Myles will be eligible to receive (a) a lump sum payment equal to 12 months of his annual base salary rate payable within 60 days after the date of termination, (b) a lump-sum payment equal to 35% of his annual base salary payable within 60 days after the date of termination, (c) reimbursement for up to 12 months of COBRA payments if Mr. Myles is not covered by any other comprehensive health and dental insurance that provides a comparable level of benefits to our health and dental insurance policies and (d) accelerated vesting of any unvested equity awards that are scheduled to vest within one year of his termination date. The payment of these severance payments and benefits is conditioned upon Mr. Myles providing a release of claims.

A copy of the press release announcing Mr. Myles’ appointment as our Chief Financial Officer and Executive Vice President of Corporate Development is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement
99.1	Press Release Issued May 22, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Cell Technology, Inc.

Date: May 24, 2013	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Executive Officer

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